EXHIBIT 15

Acknowledgement of Independent Registered Public Accounting Firm

We are aware of the incorporation by reference in

(i)

Post-Effective Amendment No. 2 to Registration Statement (Form S-8, No. 2-73803), which relates to the Phillips-Van Heusen Corporation Employee Savings and Retirement Plan,

(ii)

Registration Statement (Form S-8, No. 33-50841) and Registration Statement (Form S-8, No. 33-59602), each of which relates to the Phillips-Van Heusen Corporation Associates Investment Plan for Residents of the Commonwealth of Puerto Rico,

(iii)

Registration Statement (Form S-8, No. 333-29765) which relates to the Phillips-Van Heusen Corporation 1997 Stock Option Plan,

(iv)

Registration Statement (Form S-8, No. 333-41068) which relates to the Phillips-Van Heusen Corporation 2000 Stock Option Plan,

(v)

Registration Statement (Form S-8, No. 333-109000), which relates to the Phillips-Van Heusen Corporation 2003 Stock Option Plan, and

(vi)

Registration Statement (Form S-8, No. 333-125694) which relates to the Phillips-Van Heusen Corporation Associates Investment Plan for Salaried Associates, Associates Investment Plan for Hourly Associates and Associates Investment Plan for Residents of the Commonwealth of Puerto Rico

of our report dated September 9, 2008 with respect to the unaudited consolidated financial statements of Phillips-Van Heusen Corporation that are included in its Form 10-Q for the thirteen week period ended August 3, 2008.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statements or post-effective amendments prepared or certified within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ ERNST & YOUNG LLP

New York, New York

September 9, 2008